Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

INTERNATIONAL DISTRIBUTION AGREEMENT

THIS INTERNATIONAL DISTRIBUTION AGREEMENT is made and entered into as of this day 16th of April, 2009 (the “Effective Date”) by and between BioSphere Medical, Inc. (hereinafter referred to as “Manufacturer”), a corporation having its offices in Rockland, Massachusetts, United States, existing under the laws of Delaware (United States) and Nippon Kayaku Co., Ltd., a company having its offices at 11-2, Fujimi 1-chome, Chiyoda-ku, Tokyo, Japan, existing under the laws of Japan (hereinafter referred to as “Distributor”).  Each of Manufacturer and Distributor is a “Party,” and together they are the “Parties.”

WITNESSETH:

In consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the Parties mutually agree as follows:

1.                                       Definitions; Interpretation.

(a)                                  In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement:

“Affiliates” means all companies, natural persons, partnerships, and other business entities controlled by, under common control with, or controlling a person.

“Applicable Law” means applicable U.S., Japanese, and foreign laws, rules, regulations, guidelines, and standards, including those of the PMDA, MHLW, and comparable foreign governmental and Regulatory Authorities.

“Confidential Information” means confidential or proprietary information of one Party disclosed to the other Party in connection with this Agreement.  “Confidential Information” includes know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates, and other price adjustments), and other terms and conditions of sales, customer information, business plans, and all other intellectual property.  For the avoidance of doubt, all Data generated by Distributor or its Affiliates hereunder and all Development Intellectual Property shall be deemed Manufacturer’s and Distributor’s Confidential Information.

“Data” means any and all research, pharmacology, medicinal chemistry, preclinical, clinical and other data, statistical analyses, expert opinions and reports, safety data, in each case, specifically directed to, or used in the development of, a Product.

“Distributor Know-How” means all scientific and technical information and know-how, trade secrets, Data, and technology existing as of the Effective Date or generated during the term of this Agreement (whether patented, patentable, or not) owned, developed, or acquired by or on behalf of Distributor or any of its Affiliates, which directly relate to the Products, including: (a) medical, clinical, toxicological, or other scientific Data; and (b) processes and analytical methodology useful in the development, testing, analysis, manufacture, or packaging of the Products.

“Distributor Patent Improvements” means all improvements to the Products or Manufacturer’s intellectual property owned, made, created, developed, conceived, or reduced to practice by or on behalf of Distributor or an Affiliate of Distributor during the term of this Agreement.

“ICH GCP” means the then-current good clinical practice for the performance of clinical studies for pharmaceutical products promulgated by the International Conference on Harmonisation.

“Indication” means the treatment of hypervascular tumors, including hepatocellular carcinoma, uterine fibroids, and arteriovenous malformations (AVM).

“MHLW” means the Ministry of Health, Labour and Welfare of Japan and any successor agency with similar responsibilities.

“Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) patents and patent applications; (b) continuations, continuations-in-part, divisionals, and substitute applications with respect to any such patent application; (c) any patents issued based on or claiming priority to any such patent applications; (d) any reissue, reexamination, renewal, or extension (including any supplemental patent certificate) of any such patents; and (e) any confirmation patent or registration patent or patent of addition based on any such patents.

“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan and any successor agency with similar responsibilities.

“Products” means the microembolic products HepaSphere Microspheres and Embosphere Microspheres developed and manufactured by Manufacturer, which Products shall solely be used for the Indications.

“Regulatory Approvals” means, with respect to a particular Product in the Territory, all approvals, licenses, registrations, or authorizations necessary for the sale or marketing of such Product in the Territory, including reimbursement approvals.  Regulatory Approval shall be deemed to have been received upon first receipt by a Party or its designee of notice from the applicable Regulatory Authority that the sale and marketing of such Product has been approved in the Territory.

“Regulatory Authority” means the MHLW, PMDA, or other national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, or clinical testing, pricing, or sale of a product (including a Product), including any device incorporating the product, in the Territory.

“Territory” means Japan.

“Third Party” means any entity other than Distributor or Manufacturer, or their respective Affiliates.

(b)                                 When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine, or neuter, as the context may require.  The Schedules and Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any Applicable Law.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day except Saturday and Sunday on which commercial banking institutions in Boston, Massachusetts, USA and Tokyo, Japan are open for business.

2.                                       Regulatory Approval.

(a)                                  General.  Distributor, at its sole cost and expense, shall be responsible for filing, obtaining, and maintaining all Regulatory Approvals for the development and commercialization of the Products in the Territory, including performing any clinical trial with protocols accepted by the PMDA, submitting all applications to, and receiving approval from, the MHLW and PMDA for any Product labeling, promotional materials, and Product pricing and reimbursement.  Manufacturer shall cooperate with Distributor in the preparation of all filings and correspondence with any Regulatory Authority with respect to the Products in the Territory.  Distributor shall implement Manufacturer’s reasonable comments with respect thereto.  Distributor may use Manufacturer’s Confidential Information disclosed to Distributor or generated under this Agreement in any applications submitted to any Regulatory Authority without the prior approval of Manufacturer.  Unless required by Applicable Law, all Regulatory Approvals shall be applied for and granted in the name of Distributor.

(b)                                 Filings and Correspondence.  Distributor shall inform Manufacturer of the content of Manufacturer’s Confidential Information disclosed in the filings with Regulatory Authorities when the development report is provided to Manufacturer pursuant to Section 2(e).

(c)                                  Transfer of Data and Regulatory Approvals.

i.                                          Following the Effective Date, Manufacturer will provide Distributor with such Data that is in Manufacturer’s possession or control as of the Effective Date; provided that Manufacturer shall have no obligation to translate any such Data from the language in which it currently exists except that, if such language is not English or Japanese and so long Distributor pays [**]% of the costs of translation, Manufacturer will translate into English such Data as agreed upon by Manufacturer and Distributor.  All Data generated under this Agreement shall be jointly owned by Manufacturer and Distributor.  Distributor hereby grants Manufacturer an exclusive (even as to Distributor), worldwide license, with the right to sublicense, in, to, and under all such Data outside the Territory.  Without limiting the foregoing, Manufacturer shall have the right to reference, access and use all such Data and Regulatory Approvals (A) outside of the Territory and (B) after the termination (except due to the material breach by Manufacturer of this Agreement, unless Manufacturer makes the payment described in Section 23(h)) or expiration of this Agreement, in the Territory, in either case, for purposes of development, manufacture, and commercialization of Products, including the right to file such items with Regulatory Authorities outside of the Territory.  From time to time during the term of this Agreement, including upon Manufacturer’s request, Distributor shall transfer to Manufacturer all Data generated by Distributor; provided that, except to the extent provided in Section 2(b), Distributor shall have no obligation to translate such Data into English or to guarantee the reliability of such Data.  Distributor shall provide Manufacturer with such assistance as Manufacturer reasonably requests from time to time, to enable Manufacturer to fully understand and implement the Data transferred under this Section 2(c)(i).  Notwithstanding anything herein to the contrary, in all agreements with Third Parties or Affiliates involving Data, Distributor shall require that such Third Parties and Affiliates agree to assign all Data developed under such agreements jointly to Distributor and Manufacturer and provide Manufacturer with access to all such Data.

ii.                                       Promptly upon the termination of this Agreement, Distributor shall transfer all previously undisclosed Data to Manufacturer and (except in the case of termination of this Agreement due to the material breach by Manufacturer, unless Manufacturer makes the payment described in Section 23(h)) shall assign to Manufacturer all of Distributor’s rights in, to, and under all Data and any Regulatory Approvals relating to the Products that are in Distributor’s possession or control.

(d)                                 Clinical Trials.  Without limiting any other provisions herein, Distributor shall, prior to the initiation of any clinical trial involving a Product, provide Manufacturer for its review and comment a copy of the protocol and any investigator’s brochures therefor.

Each such clinical trial shall be conducted in strict conformance with all ICH GCP guidelines.  Manufacturer shall provide Distributor with reasonable quantities of the Products necessary for such clinical trials and other necessary tests as follows:  [**] of Embosphere Microspheres and [**] of HepaSphere Microspheres will be provided at [**]; and any additional quantities will be provided at [**].

(e)                                  Development Reports.  Within [**] days after the end of each calendar quarter, Distributor shall prepare and provide to Manufacturer a written report that (i) summarizes the progress of the development activities performed by Distributor and provides copies of all filings and correspondence with Regulatory Authorities in the Territory (including minutes of any meetings, telephone conferences, or discussions with such Regulatory Authority) hereunder during the preceding calendar quarter, (ii) identifies any issues or circumstances of which Distributor is aware that may prevent or adversely affect in a material manner its development activities hereunder in the then-current calendar quarter, and (iii) to the extent reasonably practicable, identifies steps that may be taken, or changes that may be made, to resolve such issues; provided that Distributor notifies Manufacturer of any adverse event promptly after learning or becoming aware of such event.  Distributor shall maintain records in sufficient detail as will properly reflect all work done in the performance of activities arising out of, in conducting, or otherwise in connection with its Product development activities.

(f)                                    Access.  Distributor agrees to make its personnel reasonably available, upon reasonable notice to Distributor, at their places of employment to consult with Manufacturer on issues arising related to the activities conducted in accordance with this Agreement or otherwise relating to regulatory matters involving the Products in the Territory, including any request from any Regulatory Authority, including regulatory, scientific, technical, and clinical testing issues, or otherwise.

(g)                                 Milestone Dates.  Distributor shall achieve the following milestones by the dates set forth below, which dates the Parties agree are reasonable for Distributor to achieve given the Parties’ expectations of the timing involved in the development process.

i.                                          Embosphere Microspheres (hypervascularized tumors and arteriovenous malformations) Milestones:

Milestone	Date if a clinical trial is not required by the Regulatory Authorities	Date if a clinical trial ([**] patients) is required by the Regulatory Authorities
Initiation of clinical trial	N/A	[**]
Completion of clinical trial	N/A	[**]
Filing for Regulatory Approval	[**]	[**]
Receipt of Regulatory Approval	[**]	[**]
First Sale	[**]	[**]

ii.                                     HepaSphere Microspheres, as embolic product (bland), Milestones:

Milestone	Date if a clinical trial is not required by the Regulatory Authorities	Date if a clinical trial ([**] patients) is required by the Regulatory Authorities
Initiation of clinical trial	N/A	[**]
Completion of clinical trial	N/A	[**]
Filing for Regulatory Approval	[**]	[**]
Receipt of Regulatory Approval	[**]	[**]
First Sale	[**]	[**]

The Parties agree that a failure to achieve the foregoing milestones shall be a material breach of this Agreement; provided that, if the failure to achieve a milestone with respect to a Product is caused by reasons that are beyond the reasonable control of Distributor (an “Excused Delay”), then Distributor shall immediately notify Manufacturer of such event.  If Manufacturer is reasonably satisfied that such failure is an Excused Delay, Manufacturer shall extend the deadline for achieving the milestone that is subject to the Excused Delay for a reasonable period, and each successive milestone with respect to such Product shall also be appropriately extended to reflect the extension of the earlier milestone.

(h)                                 Use of Sub-Contractors.  Upon Manufacturer’s prior written consent and subject to the terms of this Agreement, Distributor shall have the right to use the services of Third Party sub-contractors, including contract research organizations and the like, to assist Distributor in fulfilling its obligations hereunder; provided that no consent of Manufacturer will be required with respect to Distributor’s use of contract research organizations; and provided further that any Third Party sub-contractor, including contract research organizations, is bound by a written agreement that is consistent with terms hereof, including confidentiality and intellectual property ownership provisions consistent with those set forth herein, and Distributor shall use reasonable efforts to name Manufacturer in such agreement as an intended third party beneficiary under each such agreement with the express right to enforce each such agreement in accordance with its terms.  If, despite Distributor’s reasonable efforts, Distributor is unable to name Manufacturer as an intended third party beneficiary, then Distributor will enforce the confidentiality and intellectual property ownership provisions against such Third Party in accordance with Manufacturer’s reasonable instructions.

(i)                                     Diligent Efforts.  Distributor shall use diligent efforts to comply with its obligations hereunder.  For this purpose, “diligent efforts” means a commitment by or on behalf of Distributor of a level of resources, efforts, and urgency to perform its obligations consistent with Distributor’s practices in diligently and actively pursuing the discovery, research, and development of its other pharmaceutical products at a similar stage of product life, safety, efficacy, and commercial potential, but in no event less than the high professional standards and level of resources, efforts, and urgency for discovery, research, and development commonly applied by other pharmaceutical companies to their pharmaceutical products at a similar stage of product life, safety, efficacy and commercial potential.

(j)                                     Audit Rights.  Manufacturer shall have the right, directly or through its designees, to inspect Distributor’s relevant books and records and Distributor’s facilities for the Products upon reasonable advance notice and during normal business hours [**] for the purpose of confirming Distributor’s compliance with its obligations hereunder, subject to the obligations of confidentiality set forth in this Agreement.  Distributor shall have the right to audit, not more than [**]-month period, Manufacturer’s facilities manufacturing the Products for Distributor hereunder upon reasonable advance notice and during normal business hours for the purpose of confirming Manufacturer’s compliance with its obligations hereunder, subject to the obligations of confidentiality set forth in this Agreement.  If Distributor believes that a serious situation has occurred that would require an urgent audit by Distributor of Manufacturer’s facilities manufacturing the Product, Distributor shall report such situation and the circumstances surrounding it to Manufacturer, and Manufacturer and Distributor will discuss how to address the situation, including whether an urgent audit by Distributor is warranted, which audit will be upon advance notice during normal business hours.

3.                                       Products and Territory.

(a)                                  Subject to obtaining Regulatory Approval in the Territory, Manufacturer hereby appoints Distributor on an exclusive basis (subject to Section 11) as its sole distributor for the sale of the Products in the Territory during the term of this Agreement.  Distributor shall not, without the prior written consent of Manufacturer, sell, market, or distribute any Product other than Product in the form Manufacturer shall designate from time to time as its most current.  Distributor shall use its reasonable best efforts to promote and sell the Products to the maximum number of responsible customers in the Territory and to otherwise carry out its obligations pursuant to this Agreement, consistent with all applicable laws and highest industry standards.  Without limiting the foregoing, Distributor shall promote the Products to members of those organizations set forth in an annual marketing plan and forecast mutually agreed upon by the Parties.  For the avoidance of doubt, the provisions of this Section 3(a) shall not be construed as preventing Distributor from distributing and commercializing the embolic products permitted pursuant to Section 19.

(b)                                 Manufacturer is appointing Distributor hereunder with respect to the resale of Products to any purchasers whose place of business is located in the Territory.

(c)                                  Distributor shall not solicit orders for any Product from any prospective purchaser with its place of business located outside the Territory.  If Distributor receives an order for any Product from a prospective purchaser whose place of business is located outside the Territory, Distributor shall immediately refer that order to Manufacturer.  Distributor shall not accept any such orders.  Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory.  Distributor shall not sell any Product to a purchaser if Distributor knows or has reason to believe that such purchaser intends to remove that Product from the Territory.  Distributor shall not appoint any sub-distributors or other intermediate parties to distribute the Products without Manufacturer’s prior written consent.  For the avoidance of doubt, Distributor shall have the right to sell Products to wholesalers in the Territory.

(d)                                 If Manufacturer intends to modify or improve any Product, Manufacturer shall inform Distributor of such modification or improvement at least [**] prior to planned implementation of such modification or improvement so that Distributor can obtain the necessary approval for such modification or improvement from Regulatory Authority in a timely manner and can continue the distribution of the Product in the Territory without interruption.

(e)                                  Distributor acknowledges that it is not granted any right to manufacture the Products.  Manufacturer may terminate this Agreement with respect to any Product after 18 months’ prior written notice to Distributor, if Manufacturer desires to cease the manufacture of such Product under this Agreement; provided that, if Distributor desires to continue distributing such Product for the remainder of the term of this Agreement,

i.                                          Manufacturer will negotiate in good faith with Distributor with respect to granting Distributor a limited license to manufacture or have manufactured such Product(s) in the Territory for distribution in the Territory in accordance with the terms of this Agreement;

ii.                                       Any license granted by Manufacturer pursuant to this Section 3(e) shall be royalty-bearing; and

iii.                                    In connection with the license grant, Manufacturer will provide Distributor with the reasonable assistance in Distributor’s assumption of manufacturing obligations.

4.                                       Prices and Payment.

(a)                                  Milestone Payments.  In consideration for Manufacturer granting Distributor the exclusive right to distribute the Products in the Territory pursuant to the terms and conditions of this Agreement, Distributor shall make the non-refundable payments to Manufacturer set forth below not later than [**] days after the earliest date on which the corresponding milestone event set forth below is achieved; provided, however, that, with respect to the first milestone payment, such payment shall be made within [**] business days after Distributor’s receipt of Form 6166 from Manufacturer:

Milestone Event	Payment
Effective Date		$1,000,000
Receipt of Regulatory Approval for Embosphere Microspheres, including receipt of determination of Japanese reimbursement price of Embosphere Microspheres by MHLW	$	[**]
Receipt of Regulatory Approval for HepaSphere Microspheres as embolic product (bland), including receipt of determination of Japanese reimbursement price of HepaSphere Microspheres by MHLW	$	[**]
Aggregate gross sales of all Products in the Territory reaches [**]	$	[**]
Aggregate gross sales of all Products in the Territory reaches [**]	$	[**]
Aggregate gross sales of all Products in the Territory reaches [**]	$	[**]
Aggregate gross sales of all Products in the Territory reaches [**]	$	[**]

(b)                                 Forecasts for Products.

i.                                          Distributor shall provide Manufacturer with a non-binding [**]-month forecast at least [**] months before the expected date of Regulatory Approval for each Product within the Territory, and Distributor shall provide Manufacturer with a non-binding [**]-month forecast within [**] days after receipt of Regulatory Approval for a Product.  Neither of the foregoing forecasts shall be binding.

ii.                                       Distributor shall provide Manufacturer with a forecast within [**] days after receipt of Regulatory Approval for a Product, which forecast shall cover the remaining months [**].  Furthermore, after receipt of Regulatory Approval for a Product, Distributor shall provide Manufacturer with a [**]-month forecast no later than [**], which forecast shall cover [**] (with respect to the forecast [**] in which Regulatory Approval is obtained, a [**]-month forecast no later than [**] in which Regulatory Approval is obtained and a [**]-month forecast no later than [**], each shall cover [**] months and [**] months of such [**] respectively).  Each of the forecasts to be delivered pursuant to this Section 4(b)(ii) shall constitute binding commitments of Distributor to purchase [**]% of Product reflected therein pursuant to purchase orders issued in accordance with Section 4(c).

iii.                                    Each of Distributor’s forecasts shall specify the quantities of and delivery dates for the applicable Product within the Territory and include such other information agreed upon by the Parties.

(c)                                  Placing Orders.  Distributor shall order Products from Manufacturer by submitting a written purchase order identifying the Products ordered, requested delivery date(s) (which delivery dates may be no less than [**] days following acceptance of the purchase order by Manufacturer), and any export/import information required to enable Manufacturer to fill the order.  No orders for Products are binding on Manufacturer until accepted in writing by Manufacturer’s Order Desk at Manufacturer’s office at 1050 Hingham Street, Rockland, Massachusetts 02370, with the confirmation of the date of shipment.  Manufacturer will use commercially reasonable efforts to accept or reject an order within [**] business days after Manufacturer’s receipt of such purchase order from Distributor.  Manufacturer shall have no liability to Distributor with respect to purchase orders that are not accepted; provided, however, that Manufacturer will not unreasonably reject any purchase order for Products (i) that do not require any modifications or additions in order to meet the packaging, labeling, or other requirements of Distributor or its customers, and (ii) in quantities that are not more than [**]% of the forecast for the applicable period to which such order relates.

(d)                                 Prices for Product.  If a purchase order is accepted in accordance with Section 4(c) above, the prices for Products covered by such purchase order shall be as follows:

Product	Purchase Price
Embosphere Microspheres	[**]% of the reimbursement price approved by the applicable Regulatory Authority
bland HepaSphere Microspheres	[**]% of the reimbursement price approved by the applicable Regulatory Authority

Upon Distributor’s receipt of the Regulatory Authority’s reimbursement price for a Product, Distributor shall immediately notify Manufacturer.  Notwithstanding the foregoing, if the reimbursement price approved by the applicable Regulatory Authority for a particular Product is such that the purchase price paid to Manufacturer would be [**] (the “Product Minimum Price”), then the Parties shall negotiate in good faith with respect to the appropriate purchase price to be paid for such Product.  In the event the Parties are unable to agree upon an appropriate purchase price within [**] days, then either Party may terminate this Agreement with respect to such Product in accordance with Section 23(c); provided that, notwithstanding Section 23(h), Distributor shall only be obligated to transfer to Manufacturer any Regulatory Approvals for such Product that are registered solely in Distributor’s name, if Manufacturer pays Distributor [**]% of Distributor’s out-of-pocket costs of obtaining such Regulatory Approval, not to exceed $[**] in the aggregate for Regulatory Approvals for all Products. If Manufacturer elects not to pay such amount, Distributor may retain its sole ownership to the applicable Regulatory Approval; provided that such ownership shall not entitle Distributor to any right to obtain or distribute the Products or use any intellectual property of the Manufacturer, including the Trademarks.

(e)                                  Distributor’s Pricing.  Distributor shall be free to establish its own pricing for Products that it sells.  Distributor shall notify Manufacturer of its pricing, as in effect from time to time.

(f)                                    Permits.  The ultimate shipment of orders to Distributor shall be subject to the right and ability of Manufacturer to make such sales, and obtain required licenses and permits, under all decrees, statutes, rules, and regulations of the government of the United States and agencies or instrumentalities thereof presently in effect or which may be in effect hereafter.  Any order that has been accepted by Manufacturer but that cannot be fulfilled due to such decrees, statutes, rules, and regulations shall be considered to have been rejected when submitted to Manufacturer for acceptance or rejection.

(g)                                 Distributor Obligations.  Distributor hereby agrees: (i) to assist Manufacturer in obtaining any such required licenses or permits by supplying such documentation or information as may be requested by Manufacturer; (ii) to comply with such decrees, statutes, rules, and regulations of the government of the United States and agencies or instrumentalities thereof; (iii) to maintain the necessary records to comply with such decrees, statutes, rules, and regulations; (iv) not to export any Products except in compliance with such decrees, statutes, rules, and regulations; (v) to obtain (at Distributor’s sole expense) all governmental approvals and licenses necessary to import the Products into any country in the Territory; (vi) not to sell, transfer, or otherwise dispose of Products in violation of the export laws of the United States; and (vii) to indemnify and hold harmless Manufacturer from any and all fines, damages, losses, costs, and expenses (including reasonable attorneys’ fees) incurred by Manufacturer as a result of any breach of this subsection (g) by Distributor.

(h)                                 Shipment.  All Product delivered hereunder shall be F.O.B. Manufacturer’s designated facility.  Distributor shall be responsible for all shipping costs.  Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with Manufacturer’s standard commercial practices.  It is Distributor’s obligation to notify Manufacturer of any special packaging requirements (which shall be at Distributor’s expense).  Distributor is solely responsible for ensuring that the packaging and labeling of the Products distributed in the Territory comply with the relevant regulations in the Territory, including any requirements to label the Products in the local language of the Territory.  Any materials required to be in such local language will be provided free of charge by Distributor to Manufacturer and verified by Manufacturer pursuant to Section 5(a).  Manufacturer shall deliver Products into the possession of a common carrier designated by Distributor at Manufacturer’s designated facility no later than the date specified for such delivery on the relevant purchase order for such Products.  Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Products to the common carrier designated by Distributor.  All claims for non-conforming shipments (i.e., incorrect Product shipped, quantitative shortcomings, improper labeling or packaging, or similar non-conforming defects) must be made in writing to Manufacturer within [**] days after the passing of risk of loss and damage, as described above.  Any such claims not made within such period shall be deemed waived and released.

(i)                                     Payment Provisions.  All payments by Distributor to Manufacturer shall be made in the currency of the United States of America and within [**] days after Distributor’s receipt of the invoice for the relevant Product from Manufacturer.  With respect to payments for Products based on the reimbursement price set by the applicable Regulatory Authority, such amounts shall be converted from Japanese Yen to US Dollars using the average monthly rate of exchange listed in the New York edition of The Wall Street Journal for the business day immediately prior to the date of the relevant invoice.  If Distributor fails to pay any amounts by the due date, it must pay Manufacturer a late payment charge equal to the lesser of 1.5% per month on such unpaid amounts, or the maximum amount permitted by law, together with all costs and expenses, including reasonable attorneys’ fees, incurred by Manufacturer in collecting such overdue amounts.

(j)                                     Title.  Manufacturer shall retain title to the Products until Distributor has paid for the Products in full.  Products may be resold only in Distributor’s normal course of business, but until paid in full Distributor will not pledge or otherwise encumber the Products.  Distributor agrees to immediately report to Manufacturer (i) any seizure or attachment of the Products by Distributor’s creditors; (ii) any petition in bankruptcy, insolvency, receivership or similar proceeding filed by, or against, Distributor; or (iii) any arrangement, composition or similar agreement for the benefit of Distributor’s creditors.

(k)                                  Conflict.  In the event of any discrepancy between any purchase order accepted by Manufacturer and this Agreement, the terms of this Agreement shall govern.

(l)            Active Drugs.  Manufacturer shall have no responsibility for supplying any active drugs for use with the Products.

5.                                       Other Obligations of Distributor.

(a)                                  Distributor shall translate, at its own expense, all user and technical manuals and instructions for use (IFUs), and advertising and marketing information with respect to the Products into the languages of its customers and provide Manufacturer with advance copies of all such materials for approval by Manufacturer.  Distributor shall assign, and hereby does assign, all copyrights in such translations to Manufacturer.  Distributor shall have a non-exclusive right during the term of this Agreement, in connection with its activities pursuant to this Agreement, (i) to use such translations, and (ii) to incorporate such translations into its own manuals, advertising, and marketing information.  Manufacturer shall not be liable for translation errors made by Distributor or at Distributor’s direction or for the non-conformance of such translated materials with laws and regulations in force from time to time in the Territory.

(b)                                 Distributor shall indemnify and hold Manufacturer harmless to the extent that a third party brings claims against Manufacturer based on such errors or non-conformance.

(c)                                  Distributor shall store all Products in a temperature-controlled environment in accordance with Manufacturer’s specifications.

(d)                                 Distributor shall:

i.                                          Retain records of distribution of Products to final user/facility for a minimum of [**] years.

•                                          Records will contain, at a minimum, product number, lot number, expiration date, quantity shipped, date of shipment, and facility shipped to.

•                                          Records are to include all distributions, including sales, free product, clinical trial supplies, etc.

ii.                                       Provide copies of distribution records to Manufacturer at the end of [**] years or the end of Distributor’s chosen storage time, whichever is later, in a mutually agreed upon format.

iii.                                    Upon expiration or termination of this Agreement, all records will be provided to Manufacturer in a mutually agreed upon format.

iv.                                   Make available the information above to Manufacturer upon request.

(e)                                  Distributor shall promptly notify Manufacturer’s customer service of any Product complaints due to quality deficiencies or patient injury.  For prompt reporting activities,

Distributor shall fully cooperate with Manufacturer regarding potential reportable events for Product sold by Distributor, based on alleged Product complaints and will assist Manufacturer with respect to any recalls of the Products.  Upon the request of Manufacturer, Distributor and Manufacturer shall agree upon a more detailed procedure for sharing information regarding, and reporting, adverse events, including entering into a pharmacovigilance agreement.

(f)                                    Distributor shall provide Manufacturer with quarterly reports as to Distributor’s inventory levels of each Product and the market demand for each Product in the Territory.

(g)                                 Distributor acknowledges and agrees that its rights to develop and distribute hereunder are limited to the Products specified for use for the Indications and that Distributor is granted no rights to any Products outside such use.  Distributor shall not seek Regulatory Approval for use of the Products outside the Indications or solicit orders for any Product for use outside the Indications.  Distributor shall not sell any Product to any person if Distributor knows or has reason to believe that such person or any other person in such person’s distribution chain (including any final user/facility) intends to use the Product other than for the Indications.

6.                                       Manufacturer’s Obligations.

(a)                                  Manufacturer may provide Distributor, without charge, such marketing and technical literature and Product samples as Manufacturer may in its sole discretion consider necessary to assist with the promotion of the Products; provided that any translations into the local language of the Territory shall be Distributor’s responsibility pursuant to Section 5(a).

(b)                                 Manufacturer shall provide [**] to Distributor (except with respect to expenses, as provided herein) training to Distributor’s personnel at a mutually agreed location in connection with the marketing, sale, and support of the Products in a duration determined in Manufacturer’s reasonable discretion.  If necessary, Distributor may obtain training from Manufacturer in excess of such duration at Manufacturer’s then-current training rates.  All out-of-pocket expenses incurred by Manufacturer in connection with providing such training to Distributor, including all reasonable travel, lodging, and entertainment expenses, shall be borne by Distributor.

7.                                       Compliance With Laws.

Each of Distributor and Manufacturer covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations, including those set forth on Exhibit C; provided that Distributor acknowledges and agrees that it shall be solely responsible for ensuring that the Product conforms to applicable laws, rules, and regulations in the Territory.  In particular, but without limitation, Distributor shall be responsible for obtaining all licenses, permits, and approvals that are necessary or advisable for sales of Products in the Territory and for the performance of its duties hereunder (“Permits”).

8.                                       Representations & Warranties.

(a)                                  By Manufacturer.  Manufacturer represents and warrants to Distributor that:

i.                                          the execution, delivery, and performance of this Agreement by Manufacturer does not conflict with, or constitute a breach of or under, any order, judgment, agreement, or instrument to which Manufacturer is a party;

ii.                                       the execution, delivery, and performance of this Agreement by Manufacturer does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; and

iii.                                    this Agreement is a legal, valid, and binding obligation of Manufacturer enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 By Distributor.  Distributor represents and warrants to Manufacturer that:

i.                                          the execution, delivery, and performance of this Agreement by Distributor does not conflict with, or constitute a breach of or under, any order, judgment, agreement, or instrument to which Distributor is a party;

ii.                                       the execution, delivery, and performance of this Agreement by Distributor does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority;

iii.                                    this Agreement is a legal, valid, and binding obligation of Distributor enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought; and

iv.                                   as of the Effective Date, neither Distributor nor any of its employees or agents, in their capacity as such, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

9.                                       Manufacturer Marketing Office in the Territory.

Manufacturer may from time to time maintain a marketing office at one or more locations in or near the Territory.  Personnel associated with such office or offices shall be authorized to and may, from time to time, act on behalf of Manufacturer and shall be entitled to exercise all of the rights of Manufacturer under this Agreement.  Such personnel shall be entitled to all information with respect to all matters relevant to Distributor’s performance under the Agreement, and Distributor shall at all times cooperate with such personnel with respect to all such matters.

10.                                 Relationship of the Parties.

(a)                                  Distributor shall be considered to be an independent contractor.  The relationship between Manufacturer and Distributor shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture, or agency of any kind.

(b)                                 Distributor shall pay all of its expenses, including all travel, lodging, and entertainment expenses, incurred in connection with its services hereunder.  Manufacturer shall not reimburse Distributor for any of those expenses.

(c)                                  Distributor shall have no right to enter into any contracts or commitments in the name of, or on behalf of, Manufacturer, or to bind Manufacturer in any respect whatsoever.

(d)                                 In addition, Distributor shall not obligate or purport to obligate Manufacturer by issuing or making any affirmations, representations, warranties, or guaranties with respect to Products to any third party.

11.                                 Minimum Purchase Requirements.

Distributor shall purchase a sufficient amount of Products from Manufacturer so as to meet or exceed the minimum purchase requirements to be agreed upon by the Parties immediately following Regulatory Approval of each Product and set forth on the attached Exhibit A.  For the purposes of this provision, a “purchase” of Products within a specified time period shall mean paying Manufacturer for such Products on or before the last day of such period.  Failure to meet such minimum requirements shall constitute a material breach of this Agreement for the purposes of Section 23 hereof; provided, however, that in lieu of terminating this Agreement pursuant to Section 23 based on such breach, Manufacturer may instead elect in its sole discretion to change the exclusive rights granted to Distributor under Section 3 hereof to non-exclusive rights, in which case Manufacturer shall then have the right to appoint additional non-exclusive distributors in the Territory and the right to sell the Products itself in the Territory, either directly (including with the assistance of sales representatives) or through one or more of its Affiliates.

12.                                 Reporting.

Following Regulatory Approval, Distributor shall provide Manufacturer with written quarterly reports, which shall include final user/facility call reports, business trends in the Territory, market forecasts, and other reports requested by Manufacturer and available to Distributor.

13.                                 Field Assistance.

Manufacturer shall provide, in its discretion, appropriate field technical assistance to Distributor and Distributor’s customers.

14.                                 Intellectual Property Development.

(a)                                  Assignment.  All patent, copyright, trademark, trade secret, and other intellectual property rights that arise out of the performance of Distributor’s obligations under this Agreement with respect to the Products, including the Distributor Know-How and the Distributor Patent Improvements (collectively, the “Development Intellectual Property”) will be owned (A) jointly by Distributor and Manufacturer inside the Territory and (B) solely by Manufacturer outside the Territory; provided that all trademarks will be owned jointly by Manufacturer inside and outside the Territory.  To the extent any intellectual property rights in or to the Development Intellectual Property vest in Distributor, Distributor hereby does irrevocably assign all such right, title, and interest in and to such Development Intellectual Property to Manufacturer (jointly or solely, as applicable) in accordance with the foregoing, as well as any causes of action for the infringement of such proprietary rights.  Distributor further agrees to execute and deliver such additional documents and take such other action as may be reasonably necessary to continue, secure, defend, register, confirm, evidence, and otherwise give full effect to and to perfect the rights of Manufacturer (jointly or solely, as applicable) under this Agreement, and hereby authorizes and appoints and grants Manufacturer full power of attorney to execute, in the name and on behalf of Distributor and its Affiliates, all such documents necessary to perfect, affirm, record, and maintain title in Manufacturer (jointly or solely, as applicable), its successors, assigns, or other legal representatives to any of the Development Intellectual Property, including all documents necessary to register in the name of Manufacturer (jointly or solely, as applicable) the assignment of (i) each Patent in the appropriate country or countries, and (ii) each trademark registration and application and trade name. Distributor shall not be liable for any results arising out of any act by Manufacturer in the name and on behalf of Distributor based on the power of attorney described in this Section 14(a).

(b)                                 Disclosure.  Distributor shall notify Manufacturer in writing of any and all Development Intellectual Property (including the Distributor Patent Improvements) promptly upon discovery.  Distributor’s written notification in accordance with the foregoing shall include a written report in sufficiently complete technical detail to convey a clear understanding of the nature, purposes, operation, and characteristic of the Development Intellectual Property.

(c)                                  Patent Matters.  Manufacturer shall have the first right to file, in the name of Manufacturer and Distributor, applications for and prosecute and maintain with reasonable diligence the Distributor Patent Improvements in the Territory and the sole right to do so, in the name of Manufacturer, outside the Territory.  If Manufacturer elects not to file, prosecute, or maintain the Distributor Patent Improvements in the Territory, Distributor may do so.  Each Party will cooperate, at its own expense, with the prosecuting Party in connection with such filing, prosecution, and maintenance of such Patents.  The Parties will share equally all reasonable costs and expenses relating to the filing, prosecution, and maintenance of all Distributor Patent Improvements in the Territory; provided that, at any time, either Party may cease sharing such costs and expenses upon [**] days’ notice to the other Party and assignment of all of such first Party’s rights in and to the applicable Distributor Patent Improvement to the other Party.

15.                                 Trademarks, Service Marks and Trade Names; Promotion on Internet.

(a)                                  Right to Use.  Distributor acknowledges and agrees that Manufacturer will have the sole right to select the trademarks, service marks, and trade names for use in connection with the Products, which shall initially, subject to Applicable Law, be Manufacturer’s trademarks, service marks, and trade names listed on Exhibit B (hereinafter referred to as the “Trademarks”).  Manufacturer hereby grants Distributor a royalty-free right to use the Trademarks on a non-exclusive basis in the Territory only for the duration of this Agreement and solely for labeling Product, promotion, display or advertising purposes in connection with selling and distributing the Products in accordance with this Agreement.  Distributor shall not at any time do, or permit any act to be done, which may in any way impair the rights of Manufacturer in the Trademarks.

(b)                                 Quality Control.  Distributor shall maintain quality standards for all of its uses of the Trademarks in connection with the Products that are substantially equivalent to or, at Manufacturer’s option, stricter than those standards used by Manufacturer in connection with its promotion of the Product outside the Territory, which standards Manufacturer may modify from time to time.  In order to comply with Manufacturer’s quality control standards, Distributor shall: (i) use the Trademarks in compliance with all relevant United States and Territory laws and regulations; (ii) accord Manufacturer the right to inspect during normal business hours, with prior advance notice, Distributor’s facilities used in connection with efforts to sell Products in order to confirm that Distributor’s use of such Trademarks is in compliance with this Section; (iii) upon Manufacturer’s request, provide Manufacturer with samples of Distributor’s use of the Trademarks; and (iv) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Products.

(c)                                  Internet Use.  Distributor shall follow Manufacturer’s instructions with respect to each of the following: (i) use of any information about Manufacturer or the Products available on the Internet; (ii) linking of any site on the Internet to any site on the Internet established, operated, or sponsored by Manufacturer; and (iii) use of any of the Trademarks on any site on the Internet.  Distributor acknowledges that it shall promptly cease the activities described in (i), (ii), and/or (iii) above, if so instructed by

Manufacturer.  In no event shall Distributor establish, operate, sponsor, or contribute content to any site on the Internet which incorporates the word “biosphere” as its URL address or any part of such address.

(d)                                 Promotion on Internet.  Distributor shall not engage in active sales outside the Territory via the Internet.  Without limiting the generality of the foregoing, the Parties agree that each of the following behaviors shall constitute a breach of this Section 15(d) in connection with the promotion or sale of the Products:  (i) the use on the Internet of a language other than any official language of the Territory; (ii) the use on the Internet of banners or links specifically available to customers other than customers in the Territory; (iii) the use on the Internet of any other symbol or denomination of any currency than those for the currency of the Territory; (iv) the use on the Internet of any other trademarks for the Product other than the Trademarks; or (v) the use on the Internet of any package of the Product other than the package of the Product for the Territory.

(e)                                  Domain Names, Marks, Corporate Names, and Meta-Tags.  In no event shall Distributor:  (i) establish, operate, sponsor, or contribute content to any site on the Internet which incorporates the words “biosphere” or “biospheremed,” any trademarks, service marks, or trade names (collectively, the “Marks”) of Manufacturer, including those listed on Exhibit B, or any variation or part of such word or Mark as its URL address or any part of such address; (ii) register any domain name which incorporates the words “biosphere” or “biospheremed” or Manufacturer’s Marks (and Distributor hereby agrees to transfer such domain name to Manufacturer if it breaches this provision); (iii) register any of the words “biosphere” or “biospheremed,” Manufacturer’s Marks, or any Marks that are confusingly similar to any of the words “biosphere” or “biospheremed” or Manufacturer’s Marks; (iv) form (or change the name of) any corporation or other entity under or to a name which incorporates any of the words “biosphere” or “biospheremed,” Manufacturer’s Marks, or any Marks that are confusingly similar to them; (v) use (except as specifically permitted hereunder) any of the words “biosphere” or “biospheremed,” Manufacturer’s Marks, or any Marks that are confusingly similar to any of them; or (vi) at any time during or after the term of this Agreement, in order to attract visitors to any site on the Internet, (A) use “biosphere” or “biospheremed”, any of Manufacturer’s Marks, or any variation or part thereof as a meta-tag or invisible text or on any unused frame or bridge page, (B) purchase “biosphere” or “biospheremed,” any of Manufacturer’s Marks, or any variation or part thereof as a search term from any search engine; or (C) engage in any other practice designed to direct web browsers using search engines to different web pages or versions of web pages than the pages corresponding to search terms entered by the user (including “bridge pages,” “cloaking,” or “pagejacking”).

16.                                 Confidentiality; Publicity.

(a)                                  Confidential Information.  Each Party acknowledges that it may receive Confidential Information of the other Party in the performance of this Agreement.  Each Party will hold confidential and will not, directly or indirectly, disclose, publish, or use for the benefit of any Third Party or itself, except in carrying out its duties or exercising its rights under this Agreement, any Confidential Information of the other Party or confidential Information jointly developed by the Parties, without first having obtained the furnishing Party’s written consent to such disclosure or use.  The restrictions in this Section 16 will not apply to any information that:

i.                                          is or becomes part of the public domain other than by unauthorized acts of the receiving Party or its Affiliates, employees, representatives, and agents;

ii.                                       can be shown by written documentation to have been disclosed to the receiving Party or its Affiliates by a Third Party who was not otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal, or fiduciary obligation of confidence to the disclosing Party;

iii.                                    prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates; provided such information was not obtained directly or indirectly from the other Party hereto pursuant to a confidentiality agreement;

iv.                                   can be shown by written documentation to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement, including without reference to the Confidential Information of the disclosing Party;

v.                                      is disclosed by the receiving Party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided, however, that the receiving Party notifies the other Party promptly following receipt thereof so that the other may seek a protective order or other appropriate remedy to prevent or limit such disclosure; and provided further that the receiving Party furnishes only that portion of the information that it is advised by counsel is legally required and imposes such obligations of secrecy as are possible in that regard; or

vi.                                   is required or permitted to be disclosed by the receiving Party under any statutory, regulatory, or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, however, that the disclosing Party will be allowed to review the proposed disclosure and the receiving Party agrees to consider in good faith any proposed revisions thereof provided to the receiving Party within [**] business days of the disclosing Party’s receipt of the proposed disclosure, and the Parties will seek confidential treatment for such disclosure as permitted by Applicable Law.

(b)                                 Non-Disclosure.  The receiving Party agrees that it will disclose the Confidential Information only to its employees and consultants who need to know such Confidential Information for such Party to perform its obligations hereunder.  The receiving Party agrees (i) to inform all of its employees and consultants who receive Confidential Information of the confidential nature thereof and to direct all such employees and consultants to treat the Confidential Information confidentially in accordance with this Agreement; (ii) to be responsible for any breach of the Agreement by any of its employees and consultants; and (iii) to make all reasonable, necessary, and appropriate efforts to safeguard the Confidential Information from disclosure other than as permitted hereby, which will include requiring all employees and consultants who have access to Confidential Information of the disclosing Party to execute written obligations (or to abide by existing obligations in writing) to maintain the same in confidence and not to use such information except as expressly permitted under this Agreement.  Each Party agrees to enforce confidentiality obligations to which its employees and consultants are obligated.

(c)                                  Return of Information.  Upon the expiration or termination of this Agreement or upon request of the disclosing Party, the receiving Party will return to the disclosing Party any and all Confidential Information of the disclosing Party and any reproductions thereof.

(d)                                 Survival of Obligations.  The obligations set forth in this Section 16 will survive the termination or expiration of this Agreement for a period of [**] (or, in the case of any Confidential Information identified as a trade secret by the disclosing Party at the time of disclosure, for so long as such trade secret Confidential Information remains a trade secret).

(e)                                  Public Announcements.  The form and content of any public announcement to be made by one Party regarding this Agreement or the subject matter contained in this Agreement will be subject to the prior written consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable law (including disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange, NASDAQ, or any other stock exchange), in which event such Party will endeavor to give the other Party reasonable advance notice and review of any such disclosure.

Notwithstanding the provisions of this Section 16, Distributor may disclose Manufacturer’s Confidential Information received or generated under this Agreement to MHLW and PMDA for the purpose of filing for Regulatory Approvals and related procedures without the prior consent of Manufacturer.

17.                                 Publications.

(a)                                  Oversight.  Prior to communicating or disclosing any publications, abstracts, scientific presentations, websites, press releases, or other disclosures relating to the development or Regulatory Approval of each Product in the Territory, Distributor shall submit Manufacturer a copy of such communication or disclosure for review in accordance with this Agreement, reasonably in advance of disclosure to allow sufficient time for review, including the preparation of a communications calendar that anticipates disclosures expected to be made during the following calendar quarter.  If the Parties are unable to agree upon the acceptability of a public disclosure after endeavoring to do so in good faith, Manufacturer shall have the right to make the ultimate decision.

(b)                                 Prior Review.  Distributor may disclose results and significant developments regarding the development or Regulatory Approval of each Product in the Territory and other activities in connection herewith from time to time with the approval of Manufacturer, which approval shall not be unreasonably withheld, conditioned, or delayed.  When Distributor elects to make any such public disclosure under this Section 17(b), it will give Manufacturer a copy of any such statement and at least [**] business days to review and comment on such statement, it being understood that if Manufacturer does not notify Distributor in writing within such [**] business day period of any objections, such disclosure shall be deemed approved, and in any event Manufacturer shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner.  The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, and reasonable sensitivity to potential negative reactions of Regulatory Authorities (both within and outside the Territory).

(c)                                  Scientific Publications.  Except as required by Applicable Law or court order, any publication or presentation by Distributor of Confidential Information, including studies or clinical trials carried out by Distributor hereunder, shall be subject to the provisions of this Section 17.  The Parties shall establish, promptly after the Effective Date, guidelines that (i) allow for Manufacturer’s timely review of all such publications or presentations, (ii) provide for protection of Confidential Information and any protectable subject matter, and (iii) ensure that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties.  Unless otherwise mutually agreed upon by the Parties, (A) Distributor shall transmit to Manufacturer for review and comment a copy of the proposed publication or presentation, at least [**] days prior to the submission of the proposed publication or presentation to any Third Party; (B) Distributor shall postpone the publication or presentation for up to an additional [**] days upon request by Manufacturer in order to allow the filing of appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (C) upon request of Manufacturer, Distributor shall remove all Confidential Information of Manufacturer from the information intended to be published or presented; and (D) Distributor shall consider all reasonable comments made by Manufacturer to the proposed publication or presentation.

18.                                 Modification of Products.

Distributor may not customize, modify, or have customized or modified any Product.  Any unauthorized customizing or modification of any Product by Distributor or any third party shall relieve Manufacturer from any obligation it would otherwise have had with respect to such Product under the warranties described in Section 20 below.

19.                                 Covenant Not To Compete.

During the term of this Agreement and for [**] thereafter, Distributor will not distribute, seek Regulatory Approval for, or otherwise commercialize any embolic product other than the Products except (a) an embolic medical material produced from gelatin, and (b) the ethyl ester of iodinated poppy-seed oil fatty acid known as Lipiodol.

20.                                 Limited Warranty.

(a)                                  For a period of [**] days following the date of delivery to the possession of a common carrier designated by Distributor (“Warranty Period”), Manufacturer warrants solely to Distributor that (i) reasonable care has been used in the design and manufacture of the Products, (ii) the Product supplied to Distributor shall meet the specifications and quality standards required by ISO 13485, and (iii) the Product, at the time of delivery to the possession of a common carrier designated by Distributor, shall have a minimum remaining shelf life of [**] months.  In the event of a breach of this warranty, Manufacturer shall, at its option, repair or provide a replacement of the non-conforming Product (which replacement may be supplied at the same time as a normal delivery of Product to Distributor) free of charge; provided that Distributor notifies Manufacturer of the breach within [**] days after discovery of the breach, but in no event after the expiration of the Warranty Period.  The remedies set forth in this Section 20 shall constitute Manufacturer’s sole obligation and Distributor’s sole remedy for any such breach of warranty by Manufacturer.

(b)                                 Under no circumstances shall the warranty set forth in this Section 20 apply to (i) any Product which has been customized, modified, damaged after the delivery F.O.B. to Manufacturer’s designated facility, or misused, or (ii) any Product which has failed due to Distributor’s failure to use the storage or operating procedures set forth in Manufacturer’s instructions for use and other materials provided to Distributor.

(c)                                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS AND ANY OTHER MATERIALS PROVIDED BY MANUFACTURER UNDER THIS AGREEMENT ARE PROVIDED AS IS, AND MANUFACTURER DISCLAIMS ALL WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MANUFACTURER MAKES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT).

21.                                 Limitations on Liability.

(a)                                  MANUFACTURER’S LIABILITY ARISING OUT OF THE DEVELOPMENT, MANUFACTURE, SALE, SUPPLYING, OR FAILURE OR DELAY IN SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON

WARRANTY, CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS.

(b)                                 IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR OTHER INDIRECT DAMAGES OR FOR LOSS OF PROFITS, LOSS OF DATA, OR LOSS OF USE DAMAGES ARISING OUT OF THE DEVELOPMENT, MANUFACTURE, SALE , SUPPLYING, FAILURE, OR DELAY IN SUPPLYING OF THE PRODUCTS OR SERVICES RELATED THERETO, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

22.                                 Indemnifications.

(a)                                  Distributor hereby agrees to indemnify, defend, and hold harmless Manufacturer, its Affiliates, and all officers, directors, employees and agents thereof from all Third Party liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including reasonable attorneys’ fees, expenses and settlement costs) (collectively, “Third Party Damages”) arising out of (i) Distributor’s making representations and warranties with respect to the Product which are not authorized by Manufacturer hereunder; (ii) Distributor’s breach of any representations, warranties, or covenants contained in this Agreement; (iii) the negligence or willful misconduct of Distributor, its Affiliates, or their respective employees or agents in the performance of any obligation under this Agreement; and (iv) Distributor’s use of its name or marks in the offer for sale and sale of the Product infringing on the intellectual property rights of Third Parties.

(b)                                 Manufacturer hereby agrees to indemnify, defend, and hold harmless Distributor, its Affiliates, and all officers, directors, employees and agents thereof from all Third Party Damages arising out of (i) injuries to third parties resulting from any Product resold by Distributor in accordance with the terms of this Agreement; and (ii) Distributor’s reselling of the Products infringing on the intellectual property rights of third parties or constituting a misappropriation of any third party’s trade secrets; provided, however, that with respect to part (ii) above:

i.                                          In the event that any Product is held in a suit or proceeding to infringe any intellectual property rights of a third party (or constitute the misappropriation of a trade secret of a third party) and the use or reselling of such Product is enjoined, or Manufacturer reasonably believes that it is likely to be found to infringe or constitute misappropriation or likely to be enjoined, then Manufacturer shall, at its sole cost and expense, at its sole option, either (A) procure for Distributor the right to continue reselling such Product; or (B) modify such Product so that it becomes noninfringing or no longer constitutes misappropriation.  If neither (A) nor (B) is practicable, then Manufacturer may, in its sole discretion, remove such Product from this Agreement upon repurchasing Distributor’s inventory of such Product which is saleable and in the original packages and unaltered from their original form and design, subject to Manufacturer’s inspection, test, and acceptance.  Any such repurchase of Distributor’s inventory of Products shall be at the price paid by Distributor for such Products.  Such repurchased inventory shall be shipped by Distributor freight prepaid, according to Manufacturer’s instructions.  Manufacturer shall pay Distributor for such repurchased Products within [**] days after Manufacturer receives those Products in its designated facility.

ii.                                       Manufacturer shall have no obligation for any claim of infringement arising from: (A) any combination of Products with products not supplied or approved in writing by Manufacturer, where such infringement would not have occurred but for such combination; (B) the adaptation or modification of Products, where such infringement would not have occurred but for such adaptation or modification; (C) the use of a Product in an application for which it was not designed or intended, where such infringement would not have occurred but for such use; or (D) a claim based on intellectual property rights owned by Manufacturer or any of its Affiliates.  If Manufacturer is not required to indemnify Distributor for a claim pursuant to subsections (A), (B), (C) and (D) above, Distributor agrees to indemnify, defend, and hold harmless Manufacturer and its Affiliates, officers, directors, employees, and agents from and against all Third Party Damages of any kind whatsoever, arising directly or indirectly out of such claims.

iii.                                    This Section 22(b) states Distributor’s sole and exclusive remedy in the event that a Product provided by Manufacturer infringes on the intellectual property right of any third party.

(c)                                  The indemnified Party (be it Manufacturer under Section 22(a) above or Distributor under Section 22(b) above) hereby agrees that: (i) the other Party (the “indemnifying Party”) shall have sole control and authority with respect to the defense or settlement of any such claim; and (ii) the indemnified Party shall cooperate fully with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any such claim.  Any settlement of any such claims that imposes any liability or limitation on the indemnified Party shall not be entered into without the prior written consent of the indemnified Party.  The indemnified Party shall provide the indemnifying Party with prompt written notice of such claim.

(d)                                 In the event a claim is based partially on an indemnified claim described in Sections 22(a) and/or 22(b) above and partially on a non-indemnified claim, or is based partially on a claim described in Section 22(a) above and partially on a claim described in Section 22(b) above, any payments and reasonable attorneys’ fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

23.                                 Termination and Term.

(a)                                  Upon the occurrence of a material breach or default as to any obligation hereunder by either Party and the failure of the breaching Party to cure such material breach or default within [**] days of receipt of written notice of such breach or default, this Agreement may be terminated by the non-breaching Party by giving written notice of termination to the breaching Party, such termination being immediately effective upon the date of such notice of termination.

(b)                                 Upon the filing of a petition in bankruptcy, insolvency, or reorganization against or by either Party, or either Party becoming subject to a composition for creditors, whether by law or agreement, or either Party going into receivership or otherwise becoming insolvent (such Party hereinafter referred to as the “insolvent Party”), this Agreement may be terminated by the other Party by giving written notice of termination to the insolvent Party, such termination being immediately effective upon the giving of such notice of termination.

(c)                                  If the Parties are unable to agree upon a purchase price for a particular Product as provided in Section 4(d), this Agreement may be terminated with respect to such Product by either Party upon prior written notice (not to be delivered prior to the [**]-day period referred to in Section 4(d)).  Further, if Distributor reasonably determines that distribution of the Product by Distributor infringes or is likely to infringe any intellectual property right of a third party, Distributor may remove such Product from this Agreement.

(d)                                 Manufacturer may terminate this Agreement with respect to any Product as provided in Section 3(e) above, unless Distributor desires to continue distributing such Product as provided in such Section.

(e)                                  The term of this Agreement shall begin on the Effective Date.  The term of this Agreement shall expire on the 13th anniversary of the Effective Date, unless terminated earlier pursuant to the terms of this Agreement, including this Section 23.  This Agreement may be renewed upon agreement of the Parties for such an additional period of time as they agree upon.

(f)                                    In the event of a termination (in whole or in part) or expiration of this Agreement pursuant to this Section 23, Manufacturer shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation, or goodwill or otherwise.  Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement.  Distributor hereby indemnifies and holds Manufacturer harmless from and against any and all Third Party Damages whatsoever asserted by any employee, agent, or representative of Distributor under any applicable termination, labor, social security, or other similar laws or regulations.

(g)                                 Termination of this Agreement (in whole or in part) shall not affect the obligation of Distributor to pay Manufacturer all amounts owing or to become owing as a result of Products tendered or delivered to Distributor on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

(h)                                 Upon the expiration or the termination of this Agreement, except where prohibited by Applicable Law or as provided in Section 4(d), with respect to any Regulatory Approvals that are registered solely in Distributor’s name, then upon expiration or termination of this Agreement for any reason, Distributor, without compensation therefor, will cooperate to take such actions as may be necessary to transfer those Regulatory Approvals to Manufacturer or Manufacturer’s designee.  Distributor acknowledges and agrees that the provisions of this Section constitute a valid and binding assignment to Manufacturer of any rights Distributor may have in the Regulatory Approvals and that the rights of Distributor under this Agreement during the term are sufficient consideration for such assignment.  Notwithstanding the foregoing, if this Agreement is terminated due to material breach by Manufacturer, the provisions of this Section 23(h) shall only apply if Manufacturer pays Distributor [**]% of Distributor’s out-of-pocket costs of obtaining the Regulatory Approvals to be transferred, not to exceed $[**] in the aggregate for Regulatory Approvals for all Products.

(i)                                     Notwithstanding anything else in this Agreement to the contrary, the Parties agree that Sections 2(c), 4 (to the extent payment obligations remain outstanding), 5(b), 5(d), 5(e), 10, 14, 15, 16, 17, 18, 19, 20(c), 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, and 34 shall survive the termination or expiration of this Agreement.

24.                                 Modification.

No modification or change may be made in this Agreement except by written instrument duly signed by a duly authorized representative of each Party.

25.                                 Assignment.

This Agreement and the rights and obligations hereunder may not be assigned, delegated, or transferred by Distributor without the prior written consent of Manufacturer; provided that such consent shall not be required for a sale or merger of Distributor (whether by operation of law or otherwise), the transfer of substantially all of Distributor’s business assets, or the sale of a majority of the capital stock of Distributor so long as the assignee or successor to Distributor is not an entity that sells or markets products that compete with Manufacturer’s products.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Manufacturer.

26.                                 Notice.

All notices given under this Agreement shall be in writing and shall be addressed to the Parties at their respective addresses set forth below:

If to Distributor:

Nippon Kayaku Co., Ltd.
11-2, Fujimi 1-chome
Chiyoda-ku, Tokyo, Japan
Attention: Head of Licensing Division
Telephone Number: +81-3-3237-5154
Facsimile Number: +81-3-3237-5920

If to Manufacturer:

BioSphere Medical, Inc.
1050 Hingham Street
Rockland, Massachusetts  02370
United States
Attention: Chief Executive Officer
Telephone Number:  (781) 681-7920
Facsimile Number: (781) 982-3028

With a copy to:

Jones Day
222 E. 41st Street
New York, NY  10017
United States
Attention:  Ann L. Gisolfi, Esq.
Telephone Number:  (212) 326-3594
Facsimile Number:  (212) 755-7308

Either Party may change its address or its facsimile number for purposes of this Agreement by giving the other Party written notice of its new address or facsimile number.  Notices shall be made by personal delivery or sent by registered or certified mail, international courier, or facsimile (with a hard copy sent by one of the other means of delivery).  Notices shall be effective upon receipt.

27.                                 Waiver.

None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by a duly authorized officer or representative of such Party.  Further, the waiver by either Party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other Party.

28.                                 Construction of Agreement and Resolution of Disputes.

(a)                                  This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America, and it and performance of the Parties hereto shall be construed and governed according to the laws of the Commonwealth of Massachusetts (in the United States) applicable to contracts made and to be fully performed therein, excluding the United Nations Convention on Contracts for the International Sale of Goods, and also excluding the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

(b)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance, or termination, shall be finally resolved by arbitration.  The arbitration shall be conducted by one arbitrator selected jointly by Manufacturer and Distributor or, if they cannot agree on an arbitrator within [**] days after the request or demand for arbitration is filed with the United Nations Commission on International Trade Law, by the President of the American Arbitration Association.

The arbitration shall be conducted in English and in accordance with the commercial arbitration rules of the United Nations Commission on International Trade Law.  The arbitration, including the rendering of the award, shall take place in Rockland, Massachusetts, United States, and shall be the exclusive forum for resolving such dispute, controversy, or claim.  For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts (in the United States).  Disputes about arbitration procedure shall be resolved by the arbitrator.  The arbitrator may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings.  Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy, or claim; depositions shall not be permitted unless agreed to by both Parties.  The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets, and provide for security for a prospective monetary award.  In no event shall punitive damages (including multiple damages and other damages disclaimed in Section 21(b)) be assessed against either Party.  The decision of the arbitrator shall be binding upon the Parties hereto, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrator determines.  The decision of the arbitrator shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator.

(c)                                  Notwithstanding anything contained in this Section 28 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to apply for interim relief, pending resolution under the above described arbitration procedures, to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

29.                                 Entire Agreement.

This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between Manufacturer and Distributor with respect to the subject matter hereof.

30.                                 No Rights by Implication.

No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

31.                                 Responsibility for Taxes.

Taxes, whether in the Territory or any other country, now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon net income of Manufacturer) shall be the responsibility of Distributor, and, if paid or required to be paid by Manufacturer, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder.

32.                                 Force Majeure.

(a)                                  Neither Manufacturer nor Distributor shall be liable for damages, or shall be subject to termination of this Agreement by the other Party, for any delay or default in performing any obligation hereunder (excluding payment obligations) if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that Party; provided that, in order to excuse its delay or default hereunder, a Party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof; and provided, further, that within 15 calendar days after the termination of such occurrence or cause, such Party shall give notice to the other Party specifying the date of termination thereof.  All obligations of both Parties shall return to being in full force and effect upon the termination of such occurrence or cause (including any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

(b)                                 For the purposes of this Section 32, a “cause beyond the reasonable control” of a Party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

33.                                 Severability.

If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court.  The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

34.                                 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have signed this International Distribution Agreement.

NIPPON KAYAKU CO., LTD., as Distributor

By	/s/ Akira Mandai
Name: Akira Mandai
Title: Managing Director, Head of Pharmaceuticals Group

Date:	4/16/2009

BIOSPHERE MEDICAL, INC., as Manufacturer

By	/s/ Richard J. Faleschini
Name: Richard J. Faleschini
Title: Chief Executive Officer

Date:	4/13/2009

EXHIBIT A — MINIMUM PURCHASE REQUIREMENTS

EXHIBIT B — TRADEMARKS

EXHIBIT C — UNITED STATES FOREIGN CORRUPT PRACTICES ACT

EXHIBIT A

MINIMUM PURCHASE REQUIREMENTS

Nippon Kayaku Co., Ltd. (Distributor)

Period:

[*********]

Minimum combined purchase requirement of Distributor:  [*********]

EXHIBIT B

TRADEMARKS

Embosphere® microspheres

HepaSphere™ microspheres

EXHIBIT C

UNITED STATES FOREIGN CORRUPT PRACTICES ACT

Nippon Kayaku Co., Ltd. (Distributor)

BioSphere Medical, Inc. (“BioSphere”) takes pride in its relationships with government agencies and officials and with political parties, leaders and candidates around the world.  Therefore, all transactions relating to BioSphere products must be conducted in a manner reflecting well upon the reputation, integrity and good business practices of BioSphere.

To that end, BioSphere’s Code of Business Conduct and Ethics requires compliance with all applicable laws.  In particular, this includes compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws.  Generally speaking, the FCPA is a criminal law that prohibits bribery of foreign (i.e., non-U.S.) officials — that is, corrupt payments to government officials made to affect a decision or improperly secure an advantage.  The FCPA and other U.S. laws also require adequate record keeping that accurately and fairly reflects all transactions.

The FCPA is aimed at ensuring that U.S. companies and their business partners that are competing in foreign territories succeed on the basis of merit rather than through corrupt payments or other benefits to government officials.  The activities intended to be prevented under the FCPA usually are in the nature of kickbacks, bribes or payoffs involving government officials.  Government officials may include doctors and others who are affiliated with state-owned or operated hospitals and similar institutions.  Although payments to officials or their agents may be customary and even expected within some countries, such payments may nevertheless violate the FCPA.  Furthermore, please note that any form of bribery—even one that does not involve a government official and would not contravene the FCPA—is improper and inconsistent with BioSphere’s standards for always doing business ethically.

BioSphere has always enjoyed good working relationships with its distributors in competing successfully in markets around the world.  The foundation of such a successful relationship is an assurance that independent third parties conducting business on BioSphere’s behalf will represent BioSphere in a manner that is consistent with our commitment to integrity and the law.  While your distributor agreement with BioSphere already requires compliance with all laws, I wanted to remind you in particular of the FCPA and similar laws, as BioSphere could be held liable under U.S. or other similar laws if an independent third party acting on BioSphere’s behalf makes an improper payment or provides some other improper benefit.

BIOSPHERE MEDICAL FOREIGN CORRUPT PRACTICES ACT POLICY

General Standards:  The Foreign Corrupt Practices Act is a criminal bribery law.  It was enacted into law to (i) prohibit bribery and (ii) impose accounting and recordkeeping requirements.  The FCPA makes it illegal to pay, authorize, promise or offer a corrupt payment (or anything of value) to a “foreign government official” for the purpose of causing the foreign government official to act or fail to act or otherwise use his or her influence to assist BioSphere in obtaining, retaining or directing business.  The FCPA is a complex law that is interpreted quite broadly.  There are significant US criminal penalties for individuals and companies that violate the FCPA and foreign countries may impose additional sanctions.

Without the advance written approval of BioSphere’s chief financial officer, employees are not permitted to promise, authorize, offer or make any payment, including for travel, lodging or entertainment, in money, products or services, directly or indirectly, to any “foreign government official” (defined broadly).  In addition, the chief financial officer should be consulted before BioSphere hires any foreign agent, representative or consultant.